Exhibit 99.2

Newfield Exploration Issues Mid-Year Operational Update

•	Reports highest IP gross rate to date in “Southern” Cana Woodford play at 1,900 BOEPD; Early production results from Cana Woodford affirm growing development inventory
•	Uteland Butte and Wasatch assessment programs yield high-rate oil wells; Company sets record production rate of approximately 36,000 BOEPD gross, 25,000 BOEPD net in the Uinta Basin
•	SXL completions in Eagle Ford expected to yield EURs of more than 500 MBOE
•	Recent completions push Williston Basin net production over 10,000 BOEPD; drilling and completion efficiencies lower well costs
•	Malaysia sets record production of 73,000 BOEPD gross, 30,400 BOEPD net
•	Second quarter 2012 oil/liquids production increases 40% over comparable 2011 period
•	Company raises full-year 2012 production guidance; oil/liquids volumes now expected to increase nearly 30% over prior year

The Woodlands, Texas – July 19, 2012 – Newfield Exploration Company (NYSE: NFX) today issued its mid-year operational update, highlighting recent positive results from key assessment plays in the Company’s portfolio of assets. In addition, Newfield placed an updated slide deck on its website. The updates were provided in advance of second quarter earnings, planned for release after market close on July 24, 2012. A conference call will be held at 7:30 a.m. CDT on July 25, 2012. To participate in the call, dial 719-457-2087 or listen through the investor relations section of the Company’s website at http://www.newfield.com.

“We have seen solid assessment results year-to-date in our key domestic operating areas,” said Lee K. Boothby, Newfield Chairman, President and CEO. “Our 2012 plan called for the early and rapid assessment of new plays in the Uinta’s Central Basin, the Cana Woodford in the Anadarko Basin of Oklahoma and super extended laterals (SXLs) in the Maverick Basin Eagle Ford. We are seeing very encouraging results in each area today and feel confident that the economics of these plays will allow us to move them into aggressive development in 2013 and beyond.”

“Our shift to oil, which began in 2009, continues as more than half of our expected production in the second half of 2012 will be oil/liquids. For 2012, we expect our oil/liquids production will increase nearly 30% over 2011 levels. Our liquids production today is largely ‘black oil’. With the strength of our performance year-to-date, we are again revising our full-year 2012 production expectations higher. Our focus today is clear: grow oil production, grow cash flow and position our Company for strong performance in 2013.”

Newfield’s oil and liquids liftings in the second quarter of 2012 were 6.1 MMBbls (67,000 BOPD) and comprised 49% of total Company production. Approximately 4% of Newfield’s second quarter production was NGLs. Second quarter 2012 oil/liquids volumes were 40% higher than in the comparable period of 2011. Natural gas production in the second quarter of 2012 was approximately 40 Bcf, or an average of approximately 440 MMcf/d.  On an equivalent basis, Newfield’s production in the second quarter of 2012 was 76.4 Bcfe.

For the second time this year, Newfield raised its 2012 expectations for total Company production to 296 – 304 Bcfe (previous guidance was 292 – 302 Bcfe). With increasing activities planned in key oil regions in late 2012 and ongoing leasing in the Cana Woodford, Newfield expects that its capital investments in 2012 will approximate $1.7 billion, or the “upper end” of its original guidance range of $1.5 – $1.7 billion.

Assessment Plays Benefitting from “Controlled Flowback”

In all of Newfield’s wet gas condensate and oil assessment plays, the Company is employing “controlled flowback” in its completion practices. This includes recent horizontal well results disclosed in this news release from the Cana Woodford, Uinta Basin, Eagle Ford Shale and Williston Basin. Through this practice, initial production rates are being intentionally held back to minimize pressure drawdown, maintain higher reservoir pressure and maximize oil recovery over time.

Cana Woodford

In late 2010, Newfield began to aggressively lease acreage in the Cana Woodford play in the Anadarko Basin of Oklahoma. At the time, these leases were south and east of the majority of industry activity. Today, more than 45 industry rigs are running in this play. Newfield now has more than 135,000 net acres in the play, up from 125,000 net acres in early 2012. The Company ran an average of five operated rigs in the first half of 2012 and, with continued strong results, plans to further increase activity levels in 2013.

Newfield is very encouraged with its results in the play to date. Today’s drilling campaign is focused on the “South Cana” – an area prone to high oil and liquids yields that encompasses about 80,000 net acres. Recent notable wells from the Company’s South Cana drilling program include:

Wright 1H-9 – Based on available public data, Newfield’s Wright well (74% working interest) had the highest initial flow rate (all rates are 24-hour) achieved to date in the South Cana Woodford. The well had an initial gross production rate of more than 1,900 BOEPD (27% oil).  The well averaged approximately 1,450 BOEPD over its first 7 days of production. The well has a 4,730’ lateral length.

Branch 1H-16 – The Branch well (100% working interest) had an initial gross production rate of more than 1,850 BOEPD (27% oil). The well averaged approximately 1,550 BOEPD over its first 7 days of production. The well has a 4,950’ lateral length.

Whitt 1H-25 – The Whitt well (93% working interest) had an initial gross production rate of approximately 1,050 BOEPD (50% oil). The well averaged nearly 900 BOEPD over its first 7 days of production. The well has a lateral length of 4,900’.

Faith 1H-12 – The Faith well (52% working interest) had an initial gross production rate of nearly 1,000 BOEPD (22% oil). The well averaged approximately 900 BOEPD over its first 30 days of production. The well has a lateral length of 4,200’.

Greenwood 1H-4 – The Greenwood well (63% working interest) had an initial gross production rate of 1,000 BOEPD (16% oil).  The well averaged 930 BOEPD over its first 7 days of production. The well has a lateral length of 4,900’.

Williams 1H-19 – The Williams well (94% working interest) had an initial gross production rate of approximately 650 BOEPD (69% oil). The well averaged 430 BOEPD over its first 30 days of production. The well has a lateral length of 4,900’.

The Company also has approximately 55,000 net acres located in the “North Cana.” This region is in very early stages of assessment, with drilling planned in the second half of 2012.

Newfield is a proven operator in the Woodford formation of Oklahoma where it has drilled approximately 380 horizontal wells in the Arkoma Woodford since 2005. In the second half of 2012 and into 2013, Newfield plans to drill SXL wells (up to 10,000’ laterals) in the Cana Woodford, a practice that led to improved production rates, higher recoveries of hydrocarbons, lower finding and development costs and improved returns in the Arkoma Woodford.

Net production from Newfield’s Mid-Continent region is approximately 57,000 BOEPD.

Uinta Basin Oil Developments

Newfield’s production from the Uinta Basin continues to grow with current gross production recently setting a new record of approximately 36,000 BOEPD, or 25,000 BOEPD net. Full-year 2012 production is expected to increase about 20% over 2011 levels. Newfield owns interest in approximately 230,000 net acres in the Uinta Basin.

The region’s production growth is being driven by strong results from the Central Basin region, an area located immediately north and adjacent to Monument Butte. The Central Basin is producing more than 7,500 BOEPD gross (85% oil) from new plays in the Uteland Butte and Wasatch.

Uteland Butte – Newfield is very encouraged with production rates from its first two horizontal wells completed in the “pressured” section of the Uteland Butte. Initial production rates from the two pressured wells were nearly three times the rate of the Company’s initial wells in the normally-pressured Uteland Butte section.

Grace 3-16 – The Grace is the most recent well to commence production with initial gross production of 1,476 BOEPD (87% oil), and averaged 1,276 BOEPD over its first 7 days of production.

Thorne 4-2 – The Thorne had initial gross production of 1,435 BOEPD (87% oil), and averaged 929 BOEPD over its first 30 days of production.

The Company is currently completing two additional “pressured” Uteland Butte wells. Newfield has more than 200,000 net acres prospective for the Uteland Butte. In development mode, Newfield believes that these wells will be drilled and completed for about $5.5 million gross.

Wasatch – Since mid-2011, Newfield has drilled and completed more than 30 vertical wells in the pressured Wasatch play, a deeper geologic formation prevalent on approximately 60,000 net acres. Year-to-date 2012, Newfield has completed 18 vertical Wasatch wells with an average initial gross production rate of nearly 900 BOEPD and a 30-day average gross rate of more than 400 BOEPD. On average, the pressured vertical Wasatch wells can be drilled and completed for about $4.2 million gross.

The Company recently commenced production on its first two horizontal pressured Wasatch wells. Although encouraged with early flowback, the wells continue to clean-up and have not yet achieved peak initial production rates. Peak rates are expected in the next few weeks.

In the second half of 2012, the Company plans to drill an additional 15-20 pressured wells in the Central Basin, primarily targeting the Uteland Butte and Wasatch formations.

Eagle Ford

Newfield has approximately 230,000 net acres in the Maverick Basin of Texas and has been active in Maverick, Zavala and Dimmit counties since 2010. In early 2012, Newfield commenced a program to test SXLs on its Eagle Ford acreage.

Year-to-date, Newfield has drilled three successful SXL wells with lateral lengths of approximately 7,500’ in Dimmit County. The three SXL wells had average initial gross production rates ranging from 750 BOEPD to 1,020 BOEPD gross. Two of the three wells have been on-line for at least 90 days with average production per well of 600 BOEPD gross for the period. Newfield has a 100% working interest in these wells.

Based on production data to date, Newfield estimates the SXL wells have a gross EUR of more than 500 MBOE. Newfield has approximately 40,000 net acres under assessment and development in the Eagle Ford. Six additional SXL wells are planned for the second half of this year, including a 10,000’ lateral.

In addition, Newfield is participating in an outside-operated Eagle Ford program in Atascosa County, Texas, where the Company has an average 65% working interest in approximately 8,000 gross acres which are held by production. Two wells have been drilled to date and are in various stages of completion. Additional drilling is planned in the second half of 2012.

Drilling efficiencies are evident in the Company’s Eagle Ford operations, with the recent SXLs being drilled and cased in as few as 12 days. Newfield estimates that SXL wells can be drilled and completed for approximately $8 million gross.

Current net production from the Company’s Onshore Gulf Coast area is more than 15,000 BOEPD.

Williston Basin

Newfield’s net production in the Williston Basin recently achieved a new high of more than 10,000 BOEPD. The increase reflects strong production rates from six second-quarter 2012 well completions. The recent wells had average initial gross production rates of approximately 2,650 BOEPD. Average lateral lengths were more than 11,000’.

Moberg Federal 29-32-2H – A recent notable completion was the Moberg well (72% working interest), which had initial gross production of approximately 3,500 BOEPD and averaged 1,380 BOEPD over its first 30 days of production. The well was drilled on a two-well pad and had a lateral length of approximately 11,000’. The well was drilled and completed for approximately $10 million gross.

As drilling has transitioned into development from common pad locations, efficiency gains continue to be realized. Newfield recently drilled a SXL well with a lateral length of 11,500’ in 20 days. This compares to a 2010 and 2011 average days-to-depth of 45 days and 35 days, respectively. Over the last two years, increased lateral lengths have helped to lower finding and development costs, increase recoveries of oil in place, improve returns and minimize the surface impact of operations.

“In the fourth quarter of 2011, we purposely slowed our activities in the Williston Basin to get a handle on well costs and improve upon our overall execution in the field,” said Boothby. “Our team’s execution in 2012 has been superb and we now have a high rate-of-return development inventory that will drive profitable oil growth over the next several years.”

The Company is on pace to grow its oil production from the Williston Basin approximately 35% over 2011 levels. Newfield is running three operated rigs in the Williston Basin today where it has approximately 100,000 net acres and an inventory of more than 300 ready-to-drill locations in the Bakken and Three Forks formations. Additional resource potential exists in deeper benches within the basin and infill drilling and field studies are currently underway.

International Oil Developments

Production from Malaysia year-to-date has been above expectations and recently attained a new record of more than 73,000 BOEPD gross, or 30,400 BOEPD net. Full-year oil/liquids liftings are expected to increase more than 40% over 2011 levels.

The East Belumut/Chermingat complex achieved a recent production record of more than 43,000 BOPD (previous high was 40,000 BOPD, first quarter 2012) or 16,500 BOPD net. The increase in production is a result of recent successful development drilling and facility optimization.

The East Piatu field, which commenced production in early 2012, is today producing 15,000 BOEPD gross (9,000 BOEPD net) and phase II development drilling is underway. The Puteri field is producing approximately 6,000 BOPD gross (2,600 BOPD net).

In addition to the ongoing oil field developments listed above, Newfield recently secured a rig to drill an appraisal well to test a large oil prospect on a 2008 discovery on Deepwater Block 2C (Paus). In addition, the Company will drill an exploration well later this year on Block SK 310. This target is 2.7 miles from Newfield’s 2010 pinnacle reef gas discovery located on the same license. The Company serves as operator of both blocks with a 40% interest in Block 2C and a 30% interest in SK 310. Results from the wells are expected in late 2012.

Fabrication of facilities for the Pearl oil field, located offshore China in the Pearl River Mouth Basin, is ongoing. First production of about 15,000 BOPD net is expected in late 2013 or early 2014.

Corporate

On July 18, 2012, the Company completed its previously announced cash tender offer and consent solicitation (Offer) for its 6⅝% Senior Subordinated Notes due 2016 (2016 Notes), which expired at 12:00 midnight, eastern standard time, on July 17, 2012.  As previously announced, the Company had received tenders by the initial consent date from the holders of $412,851,000 aggregate principal amount of the 2016 Notes, representing approximately 75% of the outstanding 2016 Notes, which the Company purchased on July 3, 2012.  The Company did not receive any additional tenders of the 2016 Notes prior to the expiration of the Offer, and as a result, redeemed the remaining outstanding 2016 Notes equal to $137,149,000 aggregate principal amount on July 18, 2012.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, and onshore Texas. The Company has international operations in Malaysia and China.

** This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans and planned capital expenditures, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, contact the Newfield Communication department.
Phone: 281-210-5201
Email: info@newfield.com